Exhibit 99.1

Genie Energy Announces Fourth Quarter and Full Year 2024 Results

Fourth quarter Adjusted EBITDA of $11.1 million

Full-year 2024 Adjusted EBITDA1 of $48.5 million achieves high end of guidance

GRE adds over 60,000 net meters in 2024, expanding customer base 17%

Newark, NJ – March 10, 2025: Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today announced results for the fourth quarter and full year ended December 31, 2024.

Michael Stein, CEO Commentary

"Genie finished 2024 with a solid fourth quarter across both our retail and renewables businesses, even as we continued to invest significantly in growth initiatives.  For the full year, we achieved the high end of our Adjusted EBITDA guidance.

"At GRE, we delivered a strong financial performance throughout the year.  In the fourth quarter we capitalized on favorable market dynamics to ramp up our investment in customer acquisition, adding over 23,000 net meters. For the full year, we increased meters by over 60,000, or nearly 17%.

“At GREW, Diversegy, our energy procurement business, achieved Adjusted EBITDA profitability in 2024 and, at Genie Solar, we have essentially completed our strategic migration to the utility scale project vertical.  Building, owning and operating utility-scale projects will enable us to capture their long-term residual value. In the fourth quarter, we continued to advance Genie Solar's project development pipeline and closed on a financing deal for our portfolio of currently operating arrays.

"We are excited about the growth prospects in 2025 across our businesses.  For the full year, we maintain our annual consolidated Adjusted EBITDA guidance at $40 to $50 million.  We also expect to continue to build our cash reserves and opportunistically buy back our stock while paying our current dividend."

1

Fourth Quarter 2024 Consolidated Highlights

(Compared to 4Q23. Unless otherwise noted, results of Genie Retail Energy International (GREI) are included in discontinued operations for all periods.)

●	Revenue decreased 1.9% to $102.9 million from $104.9 million;
●	Gross profit decreased 0.5% to $33.5 million and gross margin increased to 32.5% from 32.1%;
●	Loss from operations narrowed to $20.8 million compared to a loss from operations of $34.2 million;
	Ο	The loss from operations includes a $30.9 million non-cash charge for a loss reserve at Genie's captive insurance operations compared to a $45.1 million non-cash charge in 4Q23;
●	Adjusted EBITDA[1] decreased 2.8% to $11.1 million from $11.4 million;
●	Net loss attributable to Genie common stockholders was $15.3 million, or $0.58 per diluted share, compared to a net loss of $24.5 million, or $0.90 per diluted share;
	Ο	The net loss attributable to Genie common stockholders from continuing operations was $12.9 million, or $0.47 per diluted share, compared to a net loss of $25.0 million, or $0.91 per diluted share;
●	Non-GAAP[1] net income and non-GAAP EPS[1] attributable to Genie common stockholders, which excludes the impact of the insurance loss reserve, of $6.5 million and $0.24 compared to $10.0 million and $0.37, respectively;

●	Cash and cash equivalents, short and long-term restricted cash, and marketable equity securities increased to $201.0 million at December 31, 2024, from $163.4 million at December 31, 2023;
●	Genie Energy paid a $0.075 per share quarterly dividend to Class A and Class B common stockholders on February 26, 2025 with a record date of February 18, 2025;
●	Genie Energy repurchased approximately 168,000 shares of its Class B Common stock for $2.5 million during 4Q24.

2

Full Year 2024 Consolidated Highlights

(Compared to 2023.  Unless otherwise noted, results of Genie Retail Energy International (GREI) are included in discontinued operations for all periods.)

●	Revenue decreased 0.8% to $425.2 million from $428.7 million;
●	Gross profit decreased 5.3% to $138.5 million from $146.2 million; gross margin decreased to 32.6% from 34.1%;
●	Income from operations increased to $11.3 million from $10.0 million;
	Ο	Income from operations includes a $33.6 million non-cash charge for a loss reserve at Genie's captive insurance operations compared to a $45.1 million non-cash charge in 2023;
●	Adjusted EBITDA decreased to $48.5 million from $58.2 million;
●	Net income and diluted EPS attributable to Genie common stockholders of $12.3 million and $0.46, respectively, compared to net income of $20.3 million and $0.74 respectively;
	Ο	Net income and diluted EPS attributable to Genie common stockholders from continuing operations increased to $15.5 million and $0.58 from $12.8 million and $0.50, respectively;
●

Non-GAAP net income and non-GAAP EPS attributable to Genie common stockholders, which excluded the impact of the insurance loss reserve, of $38.1 million and $1.40, respectively, compared to $52.1 million and $2.00, respectively;

	●	Genie Energy repurchased approximately 661,000 shares for $10.4 million in 2024.
[1]	Adjusted EBITDA, Non-GAAP net income (loss) attributable to Genie Energy Ltd. common stockholders, and Non-GAAP EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements the core operating results in accordance with GAAP for Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these non-GAAP metrics, as well as reconciliations to its most directly comparable GAAP measures.

Select Financial Metrics*

(in $M except for EPS)**	4Q24	4Q23	Change		2024	2023	Change
Total Revenue	$102.9	$104.9	(1.9)%		$425.2	$428.7	(0.8)%
Genie Retail Energy	$98.4	$98.4	(0.1)%		$403.3	$409.9	(1.6)%
Electricity	$82.1	$82.1	0.0%		$350.5	$350.8	(0.1)%
Natural Gas	$16.2	$15.1	7.5%		$52.1	$62.1	(6.9)%
Genie Renewables	$4.5	$6.5	(30.1)%		$21.9	$18.8	16.1%
Gross Margin	32.5%	32.1%	46	bps	32.6%	34.1%	(153)%
Genie Retail Energy	32.4%	33.0%	(55)	bps	32.8%	50.8%	(221)	bps
Genie Renewables	33.9%	17.2%	1,667	bps	29.0%	15.1%	1,385	bps
(Loss) Income from Operations	$(20.8)	$(34.2)	(39.2)%		$11.3	$10.0	12.8%
Operating Margin	(20.2)%	(32.6)%	1,237	bps	2.7%	2.3%	32	bps
Net (Loss) Income from Continuing Operations	$(13.0)	$(24.1)	na		$15.2	$13.9	9.6%
Net (Loss) Income Attributable to Genie Common Stockholders	$(15.3)	$(24.5)	na		$12.6	$19.2	(34.5)%
Diluted (Loss) Earnings Per Share	$(0.58)	$(0.90)	na		$0.46	$0.74	(37.1)%
Non-GAAP Net Income Attributable to Genie Common Stockholders	$6.5	$10.0	(35.3)%		$38.1	$52.1	(26.9)%
Non-GAAP Diluted Earnings Per Share	$0.24	$0.37	(33.9)%		$1.40	$2.00	(29.9)%
Adjusted EBITDA	$11.1	$11.4	(2.8)%		$48.5	$58.2	(16.8)%
Cash Flow from Continuing Operating Activities	$11.1	$18.4	(39.7)%		$60.3	$50.9	18.3%

*	Genie Retail International (GREI) has been classified as a discontinued operation and its results excluded from current and historical results
**	Numbers may not add due to rounding

3

Segment Highlights

Genie Retail Energy (GRE)

Select Operational Performance Metrics

RCEs and Meters in 1000s*	4Q24	4Q23	Change
Total RCEs	399	350	13.9%
Electricity	319	272	17.2%
Natural Gas	80	78	2.3%
Total Meters	422	361	17.0%
Electricity	333	279	19.2%
Natural Gas	90	82	9.3%
Gross Adds	92	52	76.3%
Churn**	5.3%	5.4%	(10)	bps

*	Numbers may not add due to rounding
**	Excludes expirations of aggregation deals

GRE's fourth quarter revenue decreased 0.1% to $98.4 million as a result of a decrease in revenue per kilowatt-hour sold which was substantially offset by a higher level of electricity consumption from GRE's larger retail customer base. Fourth quarter income from operations decreased 15.9% to $12.6 million from $15.0 million, and Adjusted EBITDA decreased 13.0% to $13.4 million from $15.4 million, primarily as the result of the reduced electricity margins compared to the year ago quarter and an increase in customer acquisition expense. During 4Q24, Genie Energy added 23,500 electric and gas meters net of churn.

GRE's full-year 2024 revenue decreased 1.6% to $403.3 million from $409.9 million.  Income from operations decreased 21.4% to $56.5 million from $71.9 million, and Adjusted EBITDA decreased 20.4% to $58.4 million from $73.3 million, reflecting GRE's reduced gross margins on electricity sales compared to the prior year and the increased pace of customer acquisitions in 2024 compared to 2023.  During 2024, GRE added approximately 60,900 electric and gas meters net of churn.

Genie Renewables (GREW)

GREW's fourth quarter revenue decreased 30.1% year-over-year to $4.5 million from $6.5 million as growth at Diversegy, Genie's energy procurement business, substantially offset the impacts of Genie Solar's exit from the commercial-scale solar project development market. GREW's fourth quarter loss from operations narrowed to $0.7 million in 2024 from a loss of $1.3 million in 2023, while the Adjusted EBITDA loss narrowed to $0.5 from $1.3 million.  The narrower loss in the quarter reflected the growth of Diversegy and reduced operating expense at Genie Solar.

GREW's full-year 2024 revenue increased 16.1% to $21.9 million from $18.8 million in 2023, and gross profit increased 122.5% from $2.8 million to $6.3 million substantially reflecting growth at Diversegy.  Loss from operations narrowed to $3.0 million in 2024 from $5.8 million in 2023, while the Adjusted EBITDA loss narrowed to $2.2 million in 2024 from $5.4 million in 2023.

Genie Solar continued to advance its project development pipeline during the fourth quarter and full year 2024. At December 31, 2024, Genie Solar's operating portfolio and development pipeline comprised:

Pipeline	Total	Operational	Site Control	Permitting	Construction
MW	108	10	73	15	10
Project Count	20	1	15	3	1

4

Balance Sheet and Cash Flow Highlights

As of December 31, 2024, Genie Energy reported cash and cash equivalents, short and long-term restricted cash, and marketable equity securities of $201.0 million, an increase from $163.4 million at December 31, 2023 and from $191.7 million at September 30, 2024.

Total assets as of December 31, 2024 were $371.3 million. Liabilities totaled $191.7 million, and working capital (current assets less current liabilities) totaled $117.6 million. Non-current liabilities were $81.9 million.

Cash provided by operating activities increased to $70.7 million in 2024 from $62.5 million in 2023.

Trended Financial Information:*

(in $M except for EPS, RCEs and Meters)**	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	2023	2024
Total Revenue	$105.3	$93.5	$125.0	$104.9	$119.7	$90.7	$111.9	$102.9	$428.7	$425.2
Genie Retail Energy	$101.4	$89.7	$120.3	$98.4	$112.5	$86.7	$105.8	$98.4	$409.9	$403.3
Electricity	$74.5	$80.2	$114.0	$82.1	$89.4	$78.3	$100.7	$82.1	$350.8	$350.5
Natural Gas	$26.9	$9.0	$5.0	$15.1	$22.4	$8.4	$5.1	$16.2	$56.0	$52.1
Others	$0.0	$0.6	$1.3	$1.2	$0.7	$0.0	$0.1	$0.0	$3.1	$0.7
Genie Renewables	$3.9	$3.7	$4.7	$6.5	$7.2	$4.0	$6.1	$4.5	$18.8	$21.9
Gross Margin	31.6%	40.9%	32.9%	32.1%	28.2%	36.8%	33.9%	32.5%	34.1%	32.6%
Genie Retail Energy	32.1%	41.8%	33.9%	33.0%	28.6%	37.2%	33.8%	32.4%	35.0%	32.8%
Genie Renewables	19.3%	19.6%	5.3%	17.2%	22.0%	26.8%	34.9%	33.9%	15.1%	29.0%
Income (Loss) from Operations	$11.3	$15.0	$17.9	$-34.2	$9.8	$10.6	$11.7	$(20.8)	$10.0	$11.3
Operating Margin	10.7%	16.1%	14.3%	-32.6%	8.2%	11.6%	10.4%	(20.2)%	2.3%	2.7%
Net Income (Loss) Attributable to Genie Common Stockholders	$14.3	$15.0	$14.5	$(24.5)	$8.1	$9.6	$10.2	$(15.3)	$19.2	$12.6
Diluted Earnings (Loss) Per Share	$0.54	$0.57	$0.53	$(0.90)	$0.30	$0.36	$0.38	$(0.58)	$0.74	$0.46
Adjusted EBITDA	$12.4	$15.8	$18.5	$11.4	$11.7	$12.0	$13.6	$11.1	$58.2	$48.5
Genie Retail Energy Performance Metrics
RCEs	352	380	375	350	348	345	380	399	350	399
Electricity	276	304	298	272	267	266	302	319	272	319
Natural Gas	77	76	77	78	81	78	79	80	78	80
Meters	349	381	385	361	365	362	385	422	361	422
Electricity	271	302	304	279	281	278	311	333	279	333
Natural Gas	78	80	81	82	83	84	87	90	82	90
Gross Adds	129	75	60	52	70	53	104	92	52	319
Churn***	4.4%	4.3%	4.4%	5.4%	5.5%	4.6%	5.6%	5.3%	4.9%	5.4%

*	GREI operations have been classified as a discontinued operation and its results excluded from current and historical results
**	Numbers may not add due to rounding
***	Excludes expirations of aggregation deals

5

Earnings Announcement and Supplemental Information

At 8:30 AM Eastern this morning, Genie Energy’s management will host a conference call to discuss the Company's financial and operational results, business outlook, and strategy. The call will begin with management’s remarks, followed by Q&A with investors.

To participate in the conference call, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and provide the following participant access code: 481357 .

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay passcode: 52066. The replay will remain available through Monday, March 24, 2025. In addition, a recording of the call will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a retail energy and renewable energy solutions provider. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division is a vertically-integrated provider of commercial, community, and utility-scale solar energy solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Bill Ulrey

Investor Relations

Genie Energy, Ltd.

wulrey@genie.com

6

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands, except per share amounts)	2024	2023

ASSETS
CURRENT ASSETS:
Cash and cash equivalents (including amounts related to variable interest entity of $263 and $245 at December 31, 2024 and 2023, respectively)	$104,456	$107,609
Restricted cash—short-term	26,608	10,442
Marketable equity securities	357	396
Trade accounts receivable, net of allowance for doubtful accounts of $8,086 and $6,574 at December 31, 2024 and 2023, respectively (including accounts receivable related to variable interest entity of $250 and $275 at December 31, 2024 and 2023, respectively)	61,858	61,909
Inventory	12,188	14,598
Prepaid expenses (including amounts related to variable interest entity of $307 and $313 at December 31, 2024 and 2023, respectively)	9,893	16,222
Other current assets	8,493	5,475
Current assets of discontinued operations	3,594	13,182
TOTAL CURRENT ASSETS	227,447	229,833
Restricted cash—long-term	69,580	44,945
Property and equipment, net	25,246	15,192
Goodwill	12,749	9,998
Other intangibles, net	2,367	2,735
Deferred income tax assets, net	7,055	5,200
Other assets (including amounts related to variable interest entity of $363 and $360 at December 31, 2024 and 2023, respectively)	22,365	15,247
Noncurrent assets of discontinued operations	4,466	7,405
TOTAL ASSETS	$371,275	$330,555
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	31,233	27,881
Accrued expenses (including amounts related to variable interest entity of $502 and $533 at December 31, 2024 and 2023, respectively)	48,793	49,389
Income taxes payable	9,196	6,699
Current captive insurance liability	9,120	143
Due to IDT Corporation, net	135	145
Other current liabilities	6,750	9,137
Current liabilities of discontinued operations	4,585	4,858
TOTAL CURRENT LIABILITIES	109,812	98,252
Noncurrent captive insurance liability	69,580	44,945
Noncurrent debt, net	8,668	—
Other liabilities	2,959	2,212
Noncurrent liabilities of discontinued operations	705	638
TOTAL LIABILITIES	191,724	146,047
Commitments and contingencies	—	—
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares - 10,000:
Series 2012-A, designated shares - 8,750; at liquidation preference, consisting of 0 shares issued and outstanding at December 31, 2024 and 2023	—	—
Class A common stock, $0.01 par value; authorized shares - 35,000; 1,574 shares issued and outstanding at December 31, 2024 and 2023	16	16
Class B common stock, $0.01 par value; authorized shares - 200,000; 29,310 and 28,765 shares issued and 25,482 and 25,841 shares outstanding at December 31, 2024 and 2023, respectively	293	288
Additional paid-in capital	159,192	156,101
Treasury stock, at cost, consisting of 3,828 and 2,924 shares of Class B common stock at December 31, 2024 and 2023	(37,486)	(22,661)
Accumulated other comprehensive income	3,919	3,299
Retained earnings	64,574	60,196
Total Genie Energy Ltd. stockholders’ equity	190,508	197,239
Noncontrolling interests:
Noncontrolling interest	(10,174)	(12,731)
Receivable from issuance of equity	(783)	—
Noncontrolling interests	(10,957)	(12,731)
TOTAL EQUITY	179,551	184,508
TOTAL LIABILITIES AND EQUITY	$371,275	$330,555

7

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in thousands, except per share data)	2024	2023	2022

REVENUES:
Electricity	$350,514	$350,779	$241,828
Natural gas	52,101	55,988	62,144
Other	22,587	21,941	11,567
Total revenues	425,202	428,708	315,539
Cost of revenues	286,719	282,502	160,757
GROSS PROFIT	138,483	146,206	154,782
OPERATING EXPENSES AND LOSSES:
Selling, general and administrative(i)	93,396	91,109	74,962
Provision for captive insurance liability	33,612	45,088	—
Impairment of assets	185	—	2,066
Income from operations	11,290	10,009	77,754
Interest income	7,072	5,076	835
Interest expense	(464)	(99)	(129)
Gain (loss) on marketable equity securities and investments	351	478	(417)
Other income (loss), net	1,620	2,644	(520)
Income before income taxes	19,869	18,108	77,523
Provision for income taxes	(4,667)	(4,239)	(21,037)
NET INCOME FROM CONTINUING OPERATIONS	15,202	13,869	56,486
(Loss) income from discontinued operations, net of taxes	(2,907)	6,409	30,445
NET INCOME	12,295	20,278	86,931
Net loss (income) loss attributable to noncontrolling interests, net	293	(740)	874
NET INCOME ATTRIBUTABLE TO GENIE ENERGY LTD.	12,588	19,538	87,805
Dividends on preferred stock	—	(333)	(1,939)
NET INCOME ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$12,588	$19,205	$85,866

Amounts attributable to Genie Energy Ltd. common stockholders
Income from continuing operations	$15,495	$12,795	$59,956
(Loss) income from discontinued operations	(2,907)	6,410	25,910
Net income attributable to Genie Energy Ltd. common stockholders	$12,588	$19,205	$85,866

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Income from continuing operations	$0.58	$0.50	$2.34
(Loss) income from discontinued operations	(0.11)	0.25	1.01
Net income attributable to Genie Energy Ltd. common stockholders	$0.47	$0.75	$3.35
Diluted
Income from continuing operations	$0.57	$0.49	$2.28
(Loss) income from discontinued operations	(0.11)	0.25	0.98
Net income attributable to Genie Energy Ltd. common stockholders	$0.46	$0.74	$3.26

Weighted-average number of shares used in the calculation of earnings per share:
Basic	26,763	25,553	25,629
Diluted	27,163	26,062	26,366

Dividends declared per common share	$0.30	$0.30	$0.30
(i) Stock-based compensation included in selling, general and administrative expenses	$2,346	$2,783	$2,968

8

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2024	2023	2022

OPERATING ACTIVITIES
Net income	$12,295	$20,278	$86,931
Net (loss) income from discontinued operations, net of tax	(2,907)	6,409	30,445
Net income from continuing operations	15,202	13,869	56,486
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for captive insurance liability	33,612	45,088	—
Depreciation and amortization	884	463	385
Deferred income taxes	(1,855)	599	(595)
Provision for doubtful accounts receivable	2,359	2,362	2,515
Stock-based compensation	2,346	2,783	2,968
Inventory valuation allowance	417	1,148	—
Charitable donation of Class B common stock	—	1,006	—
Unrealized (gain) loss on marketable equity securities and investments and others	(766)	(23)	434
Impairment of assets	185	—	2,066
Change in assets and liabilities, net of effect of acquisition:
Trade accounts receivable	(2,214)	(9,137)	(16,339)
Inventory	917	(8,714)	2,005
Prepaid expenses	5,326	(6,089)	(2,658)
Other current assets and other assets	(1,738)	494	(5,595)
Trade accounts payable, accrued expenses and other liabilities	3,100	22,986	11,635
Due to IDT Corporation, net	(10)	(20)	(367)
Income taxes payable	2,496	(15,877)	13,064
Net cash provided by operating activities of continuing operations	60,261	50,938	66,004
Net cash provided by operating activities of discontinued operations	10,481	11,540	14,680
Net cash provided by operating activities	70,742	62,478	80,684
INVESTING ACTIVITIES
Capital expenditures	(6,696)	(1,363)	(1,019)
Purchase of solar system facilities	(1,344)	(7,665)	—
Proceeds from the sale of marketable equity securities and other investments	582	10,023	—
Purchase of marketable equity securities and other investments	(6,142)	(11,019)	(2,729)
Purchase of equity of subsidiary	(1,200)	—	—
Purchase of investment property, net of noncontrolling interest portion paid by Howard Jonas	(1,237)	—	—
Investment in notes receivable with related party	—	—	(1,505)
Repayment of notes receivable with related party	—	19	19
Net cash used in investing activities of continuing operations	(16,037)	(10,005)	(5,234)
Net cash provided by (used in) investing activities of discontinued operations	—	23,645	(44,088)
Net cash provided by (used in) investing activities	(16,037)	13,640	(49,322)
FINANCING ACTIVITIES
Dividends paid	(8,210)	(8,873)	(9,158)
Repurchases of Class B common stock	(10,443)	(37)	(4,414)
Repurchases of Class B common stock from employees	(3,614)	(2,888)	(567)
Repurchase of Class B common stock from Genie Foundation	(768)	—	—
Proceeds from term loan, net	7,285	—	—
Proceeds from the exercise of warrants	—	5,000	—
Redemption of preferred stock	—	(8,359)	(11,384)
Net cash used in financing activities of continuing operations	(15,750)	(15,157)	(25,523)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	7	(60)	17
Net increase (decrease) in cash, cash equivalents, and restricted cash	38,962	60,901	5,856
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at beginning of year	162,996	104,578	100,225
Cash, cash equivalents and restricted cash (including cash held at discontinued operations) at end of year	201,958	165,479	106,081
Less: Cash held at of discontinued operations at end of year	(1,314)	(2,483)	(1,503)
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at end of year	$200,644	$162,996	$104,578
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	98	93	123
Cash payments made for income taxes	3,630	20,715	8,570

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Reconciliation of Non-GAAP Financial Measure for the Fourth Quarter and Full Year 2024

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed Adjusted EBITDA on a consolidated basis and for GRE and disclosed Non-GAAP Net Income Attributable to Genie Energy Ltd. Common Stockholders (Non-GAAP Net Income and Non-GAAP earnings per share (Non-GAAP EPS). Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS are non-GAAP measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie’s measure of consolidated Adjusted EBITDA starts with income from operations and adds back depreciation, amortization, and stock-based compensation and deducts impairment of assets and equity in the net loss of equity method investees, net.

Genie's measure of Non-GAAP Net Income starts with net income attributable to Genie Energy Ltd. Common Stockholders in accordance with GAAP and adds captive insurance liability and the tax effect of this adjustment. These additions  are non-cash and/or non-routine items in the relevant fiscal 2024 and fiscal 2023 periods.

Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie’s measurement of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie’s measure of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS provide useful information to both management and investors by excluding certain expenses that may not be indicative of Genie’s or GRE’s core operating results. Management uses Adjusted EBITDA, non-GAAP Net Income and Non-GAAP EPS, among other measures, as a relevant indicators of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS to evaluate operating performance in relation to Genie’s competitors. Disclosure of these non-GAAP financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS as well as the GAAP measures revenue, gross profit, and income from operations, as well as net income, on a consolidated level to facilitate internal and external comparisons to Genie's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

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Impairment of assets is a component of income (loss) from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of assets is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie's continuing operations.

Captive insurance liability is a non-cash charge for a reserve at Genie's captive insurance operations. While there may be related charges in other periods, the magnitude of these changes can fluctuate markedly and do not reflect the performance of Genie's continuing operations. Captive insurance losses are excluded from Genie's calculation of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies.

Following are the reconciliations of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to income from operations for Genie Energy on a consolidated basis as well as for GRE.

Non-GAAP Reconciliation - Consolidated Adjusted EBITDA

	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	2023	2024
Income (loss) from Operations	$11.3	$15.0	$17.9	$(34.2)	$9.8	$10.6	$11.7	$(20.8)	$10.0	$11.3
Add back
Captive insurance liability	$0.0	$0.0	$0.0	$45.1	$1.0	$0.6	$1.0	$30.9	$45.1	$33.6
Depreciation and Amortization	$0.1	$0.1	$0.1	$0.2	$0.2	$0.2	$0.2	$0.2	$0.4	$0.9
Non-Cash Compensation	$0.8	$0.8	$0.6	$0.5	$0.7	$0.5	$0.6	$0.6	$2.7	$2.3
Impairment	$0.0	$0.0	$0.0	$0.0	$0.0	$0.1	$0.1	$0.0	$0	$0.2
Equity in net loss (income) of equity method investees	$0.2	$(0.1)	$(0.1)	$(0.1)	$0.0	$0.0	$0.0	$0.1	$(0.1)	$0.2
Adjusted EBITDA	$12.4	$15.8	$18.5	$11.4	$11.8	$12.0	$13.6	$11.1	$58.1	$48.5

Non-GAAP Reconciliation - GRE Adjusted EBITDA

(in millions)	4Q24	4Q23	2024	2023
Income from Operations	$12.6	$15.0	$56.5	$71.9
Add back
Depreciation and Amortization	$0.1	$0.1	$0.3	$0.3
Stock-based Compensation	$0.3	$0.2	$1.1	$1.0
Impairment	$0.0	$0.0	$0.0	$0.0
Equity in the income of equity method investee	$0.4	$0.0	$0.5	$0.0
Adjusted EBITDA	$13.4	$15.4	$58.4	$73.3

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 Non-GAAP Reconciliation - Consolidated Non-GAAP Net Income Attributable to Genie Energy Ltd. Common Stockholders and Non-GAAP Diluted Income Per Share

(in millions)	4Q24	4Q23	2024	2023
Net income attributable to Genie Energy Ltd. Common Stockholders	$(15.3)	$(24.5)	$12.6	$19.2
Add back
Captive insurance liability	$30.9	$45.1	$33.6	$45.1
Income tax effect of adjustment	$(9.1)	(10.5)	$(8.1)	$(12.2)
Non-GAAP net income attributable to Genie Energy Ltd. Common Stockholders	$6.5	$10.0	$38.1	$52.1

Diluted earnings per share	$(0.58)	$(0.90)	$0.46	$0.74
Total adjustments	$0.82	$1.27	$0.94	$1.26
Non-GAAP diluted earnings per share	$0.24	$0.37	$1.40	$2.00

Weighted average number of shares used in the calculation of diluted earnings per share	26.8	27.4	27.2	26.1

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